SOUND FINANCIAL BANCORP, INC.

COMPLETES SECOND STEP CONVERSION

Seattle, WA, August 22, 2012 – Sound Financial Bancorp, Inc. (the “Company”) (NASDAQ: SFBC), the new holding company for Sound Community Bank (the “Bank”), announced today that it has completed the Bank’s conversion from a mutual holding company structure to a stock holding company form of organization and related public offering. Sound Community Bank is now 100% owned by the Company and the Company is 100% owned by public stockholders.  The Company sold a total of 1,417,500 shares of common stock in the subscription, community and syndicated community offerings, including 113,400 shares to the Sound Community Bank employee stock ownership plan.  All shares were sold at a purchase price of $10.00 per share.  Keefe, Bruyette & Woods, Inc. acted as selling agent for the subscription offering and community offering portions of the offering.  Keefe, Bruyette & Woods, Inc. also acted as sole book-running manager for the syndicated community offering portion of the offering.

Concurrent with the completion of the offering, shares of Sound Financial, Inc. common stock owned by public stockholders were exchanged for 0.87423 shares of the Company’s common stock.  Cash in lieu of fractional shares will be paid at a rate of $10.00 per share.  As a result of the offering, the exchange and cash in lieu of fractional shares, the Company now has approximately 2,587,747 shares outstanding and a market capitalization of approximately $25.9 million.

The shares of common stock sold in the offering and issued in the exchange will begin trading on the NASDAQ Capital Market on August 23, 2012 under the symbol “SFBC.”  Statements reflecting the ownership of shares of common stock for shares purchased in the subscription and community offerings are expected to be mailed to subscribers on or about August 23, 2012.  Syndicated community offering subscribers and current stockholders of Sound Financial, Inc. that hold their shares in street name or in book-entry form will have shares of the Company deposited directly to their accounts. Stockholders of Sound Financial, Inc. holding shares in certificated form will be mailed a statement reflecting that stockholder’s ownership of shares on or about August 28, 2012 and a check representing cash in lieu of fractional shares after returning their stock certificates and a properly completed letter of transmittal to the Company's transfer agent.  Existing Sound Financial, Inc. stock certificates will be void following completion of the conversion.

Silver, Freedman & Taff, L.L.P., Washington, D.C., served as special counsel to the Company and Sound Financial Inc. for the conversion and offering.  Vedder Price P.C., Chicago, Illinois, acted as counsel to Keefe, Bruyette & Woods, Inc. for the conversion and offering.

Sound Financial Bancorp, Inc. is the holding company for Sound Community Bank, a federal savings bank headquartered in Seattle, Washington.  Sound Community Bank is a Seattle-based community bank, providing personal and business banking services in King, Pierce, Snohomish and Clallam Counties.

This press release contains certain forward-looking statements about the conversion and reorganization.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and Bank are engaged.

For additional information contact:

Laurie Stewart, President and Chief Executive Officer

206-448-0884 x306